Exhibit 21

                        Subsidiaries of the Registrant


                                          Jurisdiction of
             Name                          Incorporation
             ----                         ---------------

Central Michigan Lumber Company              Michigan

Wolohan Lumber Co. of Michigan, LLC          Michigan

Wolohan Lumber Co. LLC                       Indiana